Exhibit 23.01

Consent of Independent Auditors

We consent to the incorporation by reference of our report dated October 24, 2002, except for Note 2 as to which the date is August 15, 2003, with respect to the consolidated financial statements and schedule of IDT Corporation included in the Annual Report on Form 10-K for the year ended July 31, 2002, as amended by Form 10-K/A, in each of the following:

Registration Statement No. 333-53719 on Form S-3;

Registration Statement No. 333-61565 on Form S-3;

Registration Statement No. 333-71991 on Form S-3;

Registration Statement No. 333-73167 on Form S-8;

Registration Statement No. 333-77395 on Form S-3;

Registration Statement No. 333-80133 on Form S-3;

Registration Statement No. 333-86261 on Form S-3;

Registration Statement No. 333-100424 on Form S-8;

Registration Statement No. 333-104286 on Form S-3; and

Registration Statement No. 333-105865 on Form S-8;

/S/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

New York, New York

September 2, 2003